Exhibit 99.1

ILLUMINA NAMED AS DEFENDANT IN PATENT INFRINGEMENT SUITS

SAN DIEGO, CALIFORNIA, October 25, 2007 – Illumina, Inc. (NASDAQ: ILMN) released the following statement by Jay Flatley, its Chief Executive Officer, in response to new patent infringement suits filed yesterday by Affymetrix in Delaware, the United Kingdom and Germany. As of this time, Illumina has yet to be served with these suits.

“We are disappointed to see that Affymetrix continues to choose to compete with Illumina in the court room rather than in the market place. Our policy is to respect the valid and enforceable intellectual property rights of others and to take licenses where appropriate. In that regard, we believe that we do not infringe any valid claims of the patents asserted by Affymetrix in its recent complaints. All of these patents expire in or before 2010, except for two European patents. These patents (except European Patent 0799897) belong to the same family and are related to some of the patents that Affymetrix asserted against us in a litigation it commenced in 2004. We will continue to defend and support our customers against Affymetrix’ unfounded claims.

We have already taken several steps to curtail Affymetrix’ overly broad approach to patent protection. Specifically, in the 2004 litigation, we sought a declaration that all five of the patents at issue are invalid. In addition, on October 19, 2007, we requested that the U.S. Patent and Trademark Office reexamine and invalidate these five patents. Last year we opposed at the European Patent Office one of the patents that Affymetrix is asserting against us in this new lawsuit (European Patent 0799897) and were later joined in that opposition by Innogenetics. As for the other two European Patents Affymetrix is now claiming we infringe, these too have already been opposed by Abbott, Agilent, and Applera. We intend to defend our position vigorously in these new suits.”

In the new suits Affymetrix accuses Illumina of infringing U.S. Patents No. 5,902,723, No. 6,403,320, No. 6,420,169, No. 6,576,424, and No. 7,056,666; and in the U.K. and Germany under European Patents No. 0834575, No. 0853679, and No. 0799897.

History of the 2004 Affymetrix Litigation

On July 26, 2004, Affymetrix filed a complaint in the U.S. District Court for the District of Delaware alleging that the use, manufacture and sale of the Company’s BeadArray products and services, including the Company’s Array Matrix and BeadChip products, infringe six Affymetrix patents. Affymetrix seeks an injunction against the sale of any products that may ultimately be determined to infringe these patents, unspecified monetary damages, interest and attorneys’ fees. On February 15, 2006, the Company filed its first amended answer and counterclaims, adding allegations of inequitable conduct with respect to all six asserted Affymetrix patents, violation of Section 2 of the Sherman Act, and unclean hands. The scope of the trial was subsequently narrowed to five patents at the request of Affymetrix. In a February 2007 pre-trial order, the court established a multi-phase trial structure. The court explained that it decided to address the Company’s defenses of invalidity and enforceability of the patents-in-suit, as well as the Company’s claims for unfair competition and antitrust violations, in subsequent trials.

The first phase, which began on March 5, 2007, addressed the issues of infringement and damages. On March 13, 2007, the jury returned a verdict finding infringement of the five patents asserted by Affymetrix. That finding was made without consideration of the validity and enforceability of these five Affymetrix patents. The jury awarded retroactive damages, for sales prior to the end of 2005 of products launched by that time, at a royalty rate of 15% in an amount of approximately $16.7 million. This first-phase verdict remains subject to the Company’s post-trial motions and appeals. A judgment on this verdict has not been entered in the case and the Company does not believe such judgment, along with any final damages award, will be entered until after the subsequent phases of the trial are completed.

To the extent the Company succeeds in proving some or all of Affymetrix’ patents invalid or unenforceable, the damages amount may be reduced, including to zero, and the court may require a new trial on the damages amount. If the Company is not successful in the subsequent phases, damages may be assessed, in addition to the $16.7 million amount, on post-2005 sales of the Company’s products that were found to infringe the Affymetrix patents. Affymetrix has also asserted that certain of the Company’s products launched post-2005 infringe these patents, but these other products were not at issue in the prior jury trial, and the court has yet to indicate how the issues of infringement and potential damages will be judged for these other products. In addition, Affymetrix is contending that the Company’s infringement was willful, and if a jury finds the Company’s infringement to be willful, the judge will have the discretion to increase any damage award by up to three times. Affymetrix has also contended that it should be awarded its attorney’s fees and pre-judgment interest on any damages award.

The second phase of the trial, which has been scheduled to begin on February 11, 2008, will only address the issues of the validity of the Affymetrix patents being asserted and will be tried before a different jury. The Company’s defense of inequitable conduct, and its counterclaims for tortious interference and unfair competition by Affymetrix, will be addressed in a third phase of the trial that is expected to be scheduled for late spring 2008. For Affymetrix to prevail in the case and receive a judgment in its favor, the patent claims found to have been infringed must also be found to be valid and enforceable in the remaining phases of the trial, and then such findings must be upheld on appeal. The Company believes it has prior art that pre-dates and invalidates the Affymetrix patents. The Company is also claiming that the inventors or their agents engaged in inequitable conduct before the United States Patent and Trademark Office in connection with the prosecution of one or more of the patents in-suit, and it believes that this conduct should render the affected patents unenforceable.

In the second and third phases of the trial, the Affymetrix patents will be presumed to be valid and the Company will have the burden of proving, by clear and convincing evidence, that the patents are invalid and/or unenforceable. To the extent the Company is unable to prove invalidity or unenforceability, the court will likely enter a judgment against the Company and assess damages. Affymetrix is also seeking an injunction to prevent the Company from making, selling or offering to sell products that infringe patents that are found valid and enforceable.

Although the Company believes that it has strong defenses to Affymetrix’ patent claims, the results of litigation are difficult to predict and no assurance can be given that the Company will succeed in proving the patents were not infringed, or are invalid or unenforceable. As discussed above, the judge overseeing the case has discretion over how and when issues in the case will be tried, and over the granting and scope of any injunction against the Company. Any damages award or injunction would be subject to appeal and the Company will carefully consider that option at the appropriate time. In such a case, if the Company chooses to appeal, the Company would likely be required to post a bond or provide other security for some or the entire amount of the final damages award during the appeal, and such amount may be material.

The Company has analyzed the potential for a loss from this litigation in accordance with SFAS No. 5, Accounting for Contingencies. Due to the Company’s beliefs about its position in the case, and because the Company is unable to reasonably estimate the amount of loss the Company would incur if it does not prevail, the Company has not recorded a reserve for contingent loss. Should the Company ultimately lose the lawsuit, such result could have a material adverse effect on its consolidated results of operations for the period in which the loss is recorded.

About Illumina

Illumina is a leading developer, manufacturer and marketer of next-generation life science tools and integrated systems for the large scale analysis of genetic variation and biological function. Using our proprietary technologies, we provide a comprehensive line of products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, pharmaceutical companies, academic institutions, clinical research organizations and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function, which will enhance drug discovery and clinical research, allow diseases to be detected earlier and permit better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix and our ability (i) to integrate effectively our recent acquisition of Solexa, Inc., (ii) to develop and commercialize further our BeadArrayTM, VeraCode TM and Solexa® technologies and to deploy new gene expression and genotyping products and applications for our technology platforms, (iii) to manufacture robust micro arrays and Oligator® oligonucleotides, (iv) to integrate and scale our VeraCode technology, (v) to scale further oligo synthesis output and technology to satisfy market demand derived from our collaboration with Invitrogen, together with other factors detailed in our filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contact:	Peter J. Fromen Sr. Director, Investor Relations 1.858.202.4507 pfromen@illumina.com